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                                  Exhibit 99.1
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For Immediate Release

BSD  Medical   Participates  on  Invitation  at   International   Conference  on
Hyperthermic Oncology and Medicine in India

SALT LAKE CITY, Utah, February 21, 2008--BSD Medical Corporation (AMEX:BSM) today announced that Richard A. White, Vice President of International Sales, along with some of the leading researchers in hyperthermia therapy, spoke and participated in a panel discussion as invited guests at the International Conference on Hyperthermic Oncology and Medicine held at the Mahavir Cancer Center in Patna, India February 16-17. The two-day meeting was devoted entirely to the use of hyperthermia therapy in treating cancer. The panel upon which Mr. White and international scientists from the field participated was centered upon strategies to bring hyperthermia therapy to developing countries. At the meeting the invited scientists spoke on the clinical support for the use of hyperthermia therapy in treating cancer, as largely performed on BSD Medical's hyperthermia systems.

The conference received strong attention from the Indian Government, as Her Excellency, the President of India, Shrimati Pratibha Devisingh Patil opened the conference. The President said "cancer can be controlled if diagnosed well in time, however, in India, about two-thirds of cancer patients are diagnosed at the advanced stage when it becomes more difficult to treat."

Dr. Nagraj Huigol, the National Secretary of the Association of Hyperthermic Oncology and Medicine (in India), stated that "hyperthermia could be beneficial even for those suffering from resistant cancers. In fact a combination of the conventional mode of treatment and hyperthermia could create wonders if handled aptly." Dr. Nagraj appealed to the central and state governments to set up prominent medical centers for the benefit of those cancer patients who have lost all hope.

More than 800,000 people in India are diagnosed with cancer every year, and more than 400,000 die from the disease annually. Of these, lung cancer (250,000 cases) cervical cancer (126,000 cases) and breast cancer (80,000 cases) are the most prevalent. About 70% of the cases are diagnosed when the cancer is in an advanced T3 or T4 stage, where the use of hyperthermia therapy may be particularly implied for some cancers.

About BSD Medical Corporation

BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.


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Statements  contained in this press  release that are not  historical  facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.




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